Exhibit 99(a)

FOR RELEASE: 9 A.M. ET, Tuesday, March 22, 2005	CONTACT:	David G. Bodkin
(248) 813-2532

Claudia Baucus
(248) 813-2942

DELPHI’S INTERNAL ACCOUNTING INVESTIGATION SUBSTANTIALLY COMPLETED

     TROY, Mich. — Delphi Corp. (NYSE: DPH), today announced that the Audit Committee of its Board of Directors, represented by Wilmer Cutler Pickering Hale and Dorr, LLP, outside counsel, and PricewaterhouseCoopers, forensic accountants, has substantially completed its internal accounting investigation.

     Robert H. Brust, chairman of Delphi’s Audit Committee, said, “Our internal investigation is substantially complete and no significant issues have been identified other than those previously disclosed and the matters set forth below. Although we continue to review the conduct of certain lower- and mid-level executives, we have concluded our review of officers and believe that no further changes in the company’s top management will be required as a result of our investigation. We are confident in Delphi’s current financial management and its 23-member Strategy Board that comprises Delphi’s top internal policy-making group.”

     As previously reported, Delphi’s Audit Committee initiated an internal investigation in response to an SEC inquiry regarding the accounting for certain transactions with suppliers of information technology services in 2001. The transactions under the internal review included rebates, credits or other lump sum payments received from suppliers or paid to customers from 1999 to the present. In the course of the investigation, the Audit Committee also examined the company’s accounting for transactions involving the disposition of indirect material and inventory and certain other transactions.

     Brust reported the Committee’s conclusions since its March 4, 2005 release, namely:

•	The review of transactions involving the receipt of rebates, credits or other lump sum payments from suppliers has been substantially completed. The results will be reported in the company’s restated financial statements.

•	The results of the investigation did not identify any transactions involving rebates, credits or lump sum payments made to customers that required adjustments to previously reported financial results.

-more-

•	The company improperly accounted for $237 million in cash payments made to its former parent in calendar year 2000 as part of a settlement agreement. The results of the investigation concluded that the payment should have been accounted for entirely as warranty claims and should have been expensed or charged against the warranty accrual in 2000 rather than reflected as an adjustment to post retirement obligations and amortized over future periods. Furthermore, with respect to $85 million in credits received in 2001 from its former parent, the company is determining the appropriate treatment of $30 million of such credits that were recorded as income, and will present its conclusions to the Audit Committee. The results will be reported in the company’s restated financial statements.

•	The company is reviewing two items not previously identified: the timing of the release of $45 million of reserves in the first quarter of 2002, and the period of recognition for an $18 million payment received from a customer in the fourth quarter of 2000, and will present its conclusions to the Audit Committee. The results will be reported in the company’s restated financial statements.

     “I would like to thank the Delphi organization for continuing its focus on our customers. During this difficult internal investigation, Team Delphi never lost sight of our objective to be our customers’ best supplier,” said J.T. Battenberg III, Delphi chairman and CEO. “We continue to be focused on streamlining the company for cost leadership and investing in our technology-based product business globally.”

     Battenberg said Delphi continues to cooperate fully with the SEC’s ongoing investigation and expects to review the Audit Committee’s conclusions with the SEC soon. In addition, the Department of Justice has advised Delphi that it is conducting an investigation, but that the company is not a target of that investigation.

     Delphi’s management is in the process of preparing restated financial statements for audit and review by its independent auditors, Deloitte & Touche LLP, reflecting the matters identified above as well as certain other out of period adjustments and other lesser matters arising out of the investigation. The company expects to complete the restatement and also provide audited financial statements for 2004 on or before June 30, 2005. In addition, Delphi, in conjunction with the Audit Committee is evaluating the company’s internal controls, including those for financial reporting, and expects to be able to include a full assessment by its outside auditors with the issuance of its audited financial statements for 2004.

     For more information about Delphi, visit www.delphi.com/media.

Forward looking statement
All statements contained or incorporated in this press release which address operating performance, events or developments that we expect or anticipate may occur in the future (including statements relating to future sales or earnings expectations, savings expected as a result of our global restructurings or other initiatives, portfolio restructuring plans, volume growth, awarded sales contracts and earnings per share expectations or statements expressing general optimism about future operating results) are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s current views and assumptions with respect to future events. Important factors, risks and uncertainties which may cause actual results to differ from those expressed in our forward-looking statements are discussed in detail in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2003 and our disclosures filed regarding the status of the ongoing internal investigation being conducted by the audit committee of the Company’s board of directors and related SEC investigation. Delphi does not intend or assume any obligation to update any of these forward-looking statements.

# # #